Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND SIX-MONTH

PERIODS ENDED JUNE 30, 2014

MELVILLE, N.Y., August 12, 2014 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and six-month periods ended June 30, 2014.

P&F Industries, Inc. is reporting revenue of $18,268,000, and $34,200,000, for the three and six-month periods ended June 30, 2014, compared to $19,476,000 and $40,185,000, for the same periods in 2013. The Company is reporting income before taxes of $959,000 and $1,678,000, for the three and six-month periods ended June 30, 2014, compared to $1,404,000 and $2,397,000 for the same periods in 2013. Further, for the three and six-month periods ended June 30, 2014, the Company is reporting income after taxes of $572,000 and $1,034,000, compared to $875,000 and $1,496,000, in the same periods in the prior year. Lastly, the Company’s basic and diluted earnings per share are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Basic earnings per share	$0.15	$0.24	$0.28	$0.41

Diluted earnings per share	$0.15	$0.23	$0.27	$0.39

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “With respect to our second quarter revenue, there are two major factors that contributed to the decline. The first was our decision to sell the Kitchen and Bath product line in November 2013, the second being the on-going decline in our Sears revenue. To a lesser extent, we believe the sluggish economy continues to negatively impact revenue at all our companies. However, I would like to highlight that revenue from The Home Depot increased during the second quarter of this year compared to the second quarter of 2013.” Mr. Horowitz added, “I believe it is important to also note that during July of this year, we completed two acquisitions, and incurred nearly $290,000 of professional and legal fees during the second quarter, therefore reducing our pre-tax income, with additional costs related to these transactions to be incurred in the second half of the year. Lastly, we are extremely excited about the two recent pneumatic tool business acquisitions, and expect their positive impact to be felt going forward.”

The tables below along with the analysis thereof provide insight into our results for the three and six-month periods ended June 30, 2014 and 2013:

Revenue

	Three months ended June 30,
	2014	2013	Variance	Variance
			$	%
Tools
Florida Pneumatic	$8,887,000	$9,256,000	$(369,000)	(4.0)%
Hy-Tech	3,806,000	3,965,000	(159,000)	(4.0)
Tools Total	12,693,000	13,221,000	(528,000)	(4.0)

Hardware
Hardware Total	5,575,000	6,255,000	(680,000)	(10.9)

Consolidated	$18,268,000	$19,476,000	$(1,208,000)	(6.2)%

	Six months ended June 30,
	2014	2013	Variance	Variance
			$	%
Tools
Florida Pneumatic	$16,362,000	$20,718,000	$(4,356,000)	(21.0)%
Hy-Tech	7,522,000	8,132,000	(610,000)	(7.5)
Tools Total	23,884,000	28,850,000	(4,966,000)	(17.2)

Hardware
Hardware Total	10,316,000	11,335,000	(1,019,000)	(9.0)

Consolidated	$34,200,000	$40,185,000	$(5,985,000)	(14.9)%

Tools

Florida Pneumatic markets its air tool products to two primary sectors within the pneumatic tool market, retail and industrial/catalog. Additionally, Florida Pneumatic markets air tools to the automotive market, and also generates revenue from its Berkley product line, as well as from a line of air filters and other OEM parts (“Other”).

An analysis of Florida Pneumatic’s revenue for the three and six-month periods ended June 30, 2014 and 2013 is as follows:

	Three months ended June 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$6,647,000	74.8%	$6,789,000	73.3%	$(142,000)	(2.1)%
Industrial/catalog	1,584,000	17.8	1,782,000	19.3	(198,000)	(11.1)
Automotive	314,000	3.5	322,000	3.5	(8,000)	(2.5)
Other	342,000	3.9	363,000	3.9	(21,000)	(5.8)
Total	$8,887,000	100.0%	$9,256,000	100.0%	$(369,000)	(4.0)%

	Six months ended June 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$11,938,000	73.0%	$15,668,000	75.6%	$(3,730,000)	(23.8)%
Industrial/catalog	3,089,000	18.9	3,701,000	17.9	(612,000)	(16.5)
Automotive	610,000	3.7	588,000	2.8	22,000	3.7
Other	725,000	4.4	761,000	3.7	(36,000)	(4.7)
Total	$16,362,000	100.0%	$20,718,000	100.0%	$(4,356,000)	(21.0)%

When comparing the three-month periods ended June 30, 2014 and 2013, the 2.1% decline in our Retail revenue was due to a decline in Sears revenue, partially offset by an increase at The Home Depot (“THD”). We do however, continue to encounter sluggishness in our Industrial/catalog businesses. Specifically, a portion of the decline continues to be due to an on-going reduction of orders from our larger catalog customers. We believe certain catalog customers have added additional air tool suppliers in an effort to broaden their own offering, thus reducing our revenue from these customers. Further, our Industrial revenue remains sluggish, most notably due to a slowdown in orders from customers in the metal-work and fabrication channels. We believe this weakness in the Industrial/catalog sector could continue through the third quarter of 2014. Despite the slight decline in Florida Pneumatic’s Automotive products revenue, we believe this sector of the pneumatic air tools market is one in which we intend to exploit, as evidenced by the two acquisitions in this sector completed during July 2014.

On July 1, 2014, we acquired all of the outstanding equity interests of Exhaust Technologies, Inc. (“ETI”) through a merger of a newly formed subsidiary of P&F with and into ETI. ETI markets its AIRCAT pneumatic tools primarily to the automotive market. This acquisition will enable us to become a larger factor in the automotive air tool industry, further expand our product offering in this sector of the pneumatic tool market, as well as give our Continental Tools group the ability to use the acquired technologies in other tools in its existing and future product offerings.

On July 29, 2014 we acquired all of the outstanding equity interests of Universal Air Tool Company Limited (“UAT”). UAT markets its pneumatic tools primarily to the automotive market in England and Ireland. UAT provides P&F with its first direct entry into the European market, and gives us an additional market to sell our Florida Pneumatic, and newly acquired AIRCAT brand tools.

Lastly, Other revenue during the second quarter of 2014 declined when compared to the same period in 2013, due to slightly lower orders in our Berkley products line.

When comparing the six-month periods ended June 30, 2014 and 2013, the most significant factor contributing to the decline in Florida Pneumatic’s Retail revenue is the shipping of the initial roll-out to all THD stores in 2013, compared to the normal level of replenishment orders throughout the first six months of 2014. Industrial/catalog revenue during the first six months of 2014 has declined due in large part to a weakness with the specialty distributors, who service various general industries, such as foundries and metal-working manufacturers, which use abrasive/finishing tools such as grinders and cutting tools. The decline in revenue during the first six months of 2014 in Florida Pneumatic’s Other product lines is due to the loss of a large, low margin air filter customer, as well as slightly lower orders in our Berkley line. During the six-month period ended June 30, 2014 our Automotive revenue was up slightly compared to the same period in 2013, due to greater emphasis being placed on this sector.

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, as well as distributes a complementary line of sockets, in the aggregate, (“ATP”).

An analysis of Hy-Tech’s revenue for the three and six-month periods ended June 30, 2014 and 2013 is as follows:

	Three months ended June 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$2,602,000	68.4%	$2,568,000	64.7%	$34,000	1.3%
Hy-Tech Machine	371,000	9.7	713,000	18.0	(342,000)	(48.0)
Major customer	787,000	20.7	570,000	14.4	217,000	38.1
Other	46,000	1.2	114,000	2.9	(68,000)	(59.6)
Total	$3,806,000	100.0%	$3,965,000	100.0%	$(159,000)	(4.0)%

	Six months ended June 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$5,164,000	68.7%	$5,428,000	66.7%	$(264,000)	(4.9)%
Hy-Tech Machine	736,000	9.8	1,130,000	13.9	(394,000)	(34.9)
Major customer	1,488,000	19.8	1,390,000	17.1	98,000	7.1
Other	134,000	1.7	184,000	2.3	(50,000)	(27.2)
Total	$7,522,000	100.0%	$8,132,000	100.0%	$(610,000)	(7.5)%

Hy-Tech Machine products (“Hy-Tech Machine”) are primarily marketed to the mining, construction and industrial manufacturing sectors. When comparing the three-month periods ended June 30, 2014 and 2013, revenue for this product category declined due primarily to a one-time special order of $350,000 shipped during the second quarter of 2013, not replicated in the second quarter of 2014. Revenue from its Major customer during the second quarter of 2014 improved over the same period in the prior year, as we believe this to be the result of low order levels during the past several quarters. Orders from this Major customer are difficult to predict, as their order pattern has, over the past several quarters, become extremely inconsistent.

When comparing the six-month periods ended June 30, 2014 and 2013, ATP revenue declined 4.9%. We believe a sluggish, unsettled economy is the primary factor contributing to the decreased revenue in Hy-Tech’s ATP parts and tools revenue. Partially offsetting this decline are increases in revenue in sockets and drilling motors and parts products. Approximately 87% of the decline in the Hy-Tech Machine year to date revenue occurred in the second quarter. As noted above, this was due to a one-time, special order shipping in 2013, not occurring this year. Lastly, revenue from Hy-Tech’s Major customer during the six-month period ended June 30, 2014 increased 7.1% over the same period in 2013. However, while we believe this improvement may continue for the remainder of 2014, there can be no assurance, given the inconsistency of this customer’s ordering pattern.

Hardware

Our Hardware segment, which currently consists of Nationwide, generates revenue from the sale of Fencing and gate hardware, OEM products and Patio hardware. In November 2013, Nationwide sold all inventory, intangibles and certain fixed assets attributable to its Kitchen and Bath product line to an unrelated third party.  Due to relatively low contribution margin generated by this product line, the net impact of this sale was immaterial to the Company’s operations.

	Three months ended June 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Fence and gate hardware	$4,652,000	83.4%	$4,594,000	73.5%	$58,000	1.3%
OEM	474,000	8.5	490,000	7.8	(16,000)	(3.3)
Patio	449,000	8.1	421,000	6.7	28,000	6.7
Kitchen and Bath	—	—	750,000	12.0	(750,000)	(100.0)
Total	$5,575,000	100.0%	$6,255,000	100.0%	$(680,000)	(10.9)%

	Six months ended June 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Fence and gate hardware	$8,584,000	83.2%	$8,233,000	72.6%	$351,000	4.3%
OEM	873,000	8.5	839,000	7.4	34,000	4.1
Patio	859,000	8.3	811,000	7.2	48,000	5.9
Kitchen and Bath	—	—	1,452,000	12.8	(1,452,000)	(100.0)
Total	$10,316,000	100.0%	$11,335,000	100.0%	$(1,019,000)	(9.0)%

Other than the change in revenue due to the sale of the Kitchen & Bath product line in November 2013, Nationwide had minimal revenue fluctuation when comparing the three-month periods ended June 30, 2014 and 2013. Fence and gate hardware continues to be the driving force at Nationwide. Its growth strategy is built upon expanding its customer base, as well as new product releases. Key drivers to the Fence and gate hardware revenue are two-fold: new home construction and home improvement/renovations. According to the U.S. Census Bureau data released in July 2014, the number of new home starts increased slightly during the three-month period ended June 30, 2014, compared to the same period in the prior year. However, we believe that funds spent on home improvement/renovations declined when comparing the three-month periods ended June 30, 2014 and 2013. Nationwide intends to continue its current growth strategy, which is to develop new products and accessories in the Fence and gate hardware line, as well as to continue to expand its market campaign throughout the United States, Australia and New Zealand.

Nationwide’s revenue for the first six months of 2014, were up 4.4% over the same period in 2013, excluding Kitchen and Bath. Fence and gate hardware continue to be the driving force at Nationwide. Its growth is due primarily to an expanding customer base, as well as new product releases. As discussed above, Nationwide’s key indicators have for 2014 been unpredictable. When comparing the first six months of 2014 to the same period in 2013, the OEM product line revenue increase is due primarily to inventory level adjustments at a major customer occurring primarily during the first three months of 2014, with no similar occurrence during the first quarter of 2013, as well as slight up-tick in new home construction. The increase in patio revenue is due primarily to increased activity in the sale of foreclosed home units occurring primarily in Florida.   However, Nationwide is encountering a slow-down in its Patio market, which could impact its revenue and gross margin for the remainder of 2014.

Gross Margins / Profits

	Three months ended June 30,				Increase (decrease)
	2014		2013		Amount			%
Florida Pneumatic	$2,937,000		$3,035,000		$(98,000)			(3.2)%
As percent of respective revenue		33.0%		32.8%		0.2	%pts
Hy-Tech	$1,506,000		$1,709,000		$(203,000)			(11.9)%
As percent of respective revenue		39.6%		43.1%		(3.5	)%Pts
Total Tools	$4,443,000		$4,744,000		$(301,000)			(6.3)%
As percent of respective revenue		35.0%		35.9%		(0.9	)%pts
Total Hardware	$2,160,000		$2,358,000		$(198,000)			(8.4)%
As percent of respective revenue		38.7%		37.7%		1.0	%pts
Consolidated	$6,603,000		$7,102,000		$(499,000)			(7.0)%
As percent of respective revenue		36.1%		36.5%		(0.4	)%pts

	Six months ended June 30,				Increase (decrease)
	2014		2013		Amount			%
Florida Pneumatic	$5,563,000		$7,081,000		$(1,518,000)			(21.4)%
As percent of respective revenue		34.0%		34.2%		(0.2	)%pts
Hy-Tech	$3,030,000		$3,481,000		$(451,000)			(13.0)%
As percent of respective revenue		40.3%		42.8%		(2.5	)%pts
Total Tools	$8,593,000		$10,562,000		$(1,969,000)			(18.6)%
As percent of respective revenue		36.0%		36.6%		(0.6	)%pts
Total Hardware	$4,045,000		$4,274,000		$(229,000)			(5.4)%
As percent of respective revenue		39.2%		37.7%		1.5	%pts
Consolidated	$12,638,000		$14,836,000		$(2,198,000)			(14.8)%
As percent of respective revenue		37.0%		36.9%		0.1	%pts

Tools

When analyzing the change in Florida Pneumatic’s gross margin and gross profit for the second quarter of 2014 versus second quarter of 2013, product mix accounted for the minimal change. The decrease in Hy-Tech’s gross margin was due largely to customer/product mix, and, to lesser degree, lower absorption of manufacturing overhead, due to lower machine hours in the second quarter of 2014, compared to the same period in 2013. Hy-Tech’s gross profit decline is due to lower revenue combined with lower gross margin.

As for our year to date comparisons, product/customer mix and lower absorption of overhead during the first six months of 2014, compared to the same period in 2013, are the primary causes for the decline in gross margin. This is primarily due to Florida Pneumatic’s facility receiving and shipping of inventory for THD roll-out and pipeline fill during the first six months of 2013, compared to the current year, which is encountering a more normalized level of inventory receipts through their facility. However, the decrease in Florida Pneumatic’s Retail revenue was the key factor in the reduction in gross profit. For the six-month period ended June 30, 2014, Hy-Tech’s gross margin declined compared to the same period in the prior year, due to customer/product mix, and to a lesser degree, lower absorption of manufacturing overhead due to lower machine hours. The decline in Hy-Tech’s gross profit is due to lower revenue and lower gross margins.

Hardware

Second quarter 2014 gross margin at Nationwide improved over the same period in the prior year, primarily due to the elimination of the Kitchen & Bath product line, which generally provided a lower gross margin than that of Nationwide’s other product lines. However, its gross profit declined due to total second quarter 2014 revenue being lower than that of the same period a year ago.

Similar to the three-month results, Nationwide’s gross margin improved during the six-month period ended June 30, 2014, compared to the same period in the prior year, due primarily to the elimination of the Kitchen & Bath product line. Additional factors impacting Nationwide’s gross margin during the first six months of 2014 include, but are not limited to, overall product mix, overseas cost increases, additional freight costs, and competitive pricing pressure. Despite a stronger gross margin during the first half of 2014, Nationwide’s gross profit declined solely as a function of revenue.

Selling and general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees, general corporate overhead and certain engineering expenses.

During the second quarter of 2014, our SG&A was $5,556,000, or 30.4% of revenue, compared to $5,559,000, or 28.5% of revenue during the same three-month period in 2013. Contributing to the minimal decrease in SG&A was a reduction of $10,000 in incremental variable costs associated with the decline in Retail revenue at Florida Pneumatic, which includes, among other costs, commissions, warranty costs, freight out and advertising/promotional fees, as well as a decline of $16,000 in compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits. Additionally, there were declines in non-cash stock based compensation of $54,000, depreciation and amortization expenses of $19,000, and general insurance of $26,000. During the second quarter, we adjusted our allowance for doubtful accounts, which created a reduction in bad debts expense of $143,000, when comparing the second quarter of 2014 to the same period in the prior year. Lastly, primarily the result of the two acquisitions that closed subsequent to June 30, 2014, we encountered an increase in $219,000 of legal and other professional fees.

Our SG&A for the six-month period ended June 30, 2014 was $10,783,000, compared to $12,169,000, incurred during the same period in 2013. Stated as a percentage of revenue, our SG&A for the first six months of 2014 was 31.5%, up from 30.3%, during the same period in the prior year. A significant factor contributing to the decrease in SG&A is the reduction of $557,000 in incremental variable costs associated with the decline in Retail revenue at Florida Pneumatic, which includes among other costs, commissions, warranty costs, freight out and advertising/promotional fees. Additionally, included in our first quarter 2013 SG&A, was a one-time fee of $700,000 incurred by Florida Pneumatic in connection with the initial roll-out to THD. Further, when comparing the six-month period ended June 30, 2014, to the same period in the prior year, our SG&A compensation expenses and depreciation and amortization expenses declined $90,000 and $50,000, respectively. Our legal and other professional fees for the six-month period ended June 30, 2014 were $271,000 higher than the same period in 2013, due primarily to the two acquisitions that closed subsequent to June 30, 2014. Due primarily to an adjustment to our allowance for doubtful accounts, our bad debt expense declined $182,000, when comparing the six-month periods ended June 30, 2014 and 2013.

Interest

Our interest expense during the second quarter of 2014 was $88,000, compared to $139,000 for the same period in the prior year. Primarily lower average borrowings, and to a lesser extent lower applicable loan margins that are added to both our LIBOR (London InterBank Offered Rate) and Base Rate, as defined in the Credit Agreement, contributed to the reduction in our interest expense this quarter, compared to the same period in 2013. See Liquidity and Capital Resources for further discussion on the applicable margin rate reductions. The average balance of short-term borrowings during the three-month period ended June 30, 2014 was $1,500,000, compared to $8,720,000 during the same period in 2013.   Included in our interest expense is amortization expense of debt financing costs of $22,000 in both the second quarter of 2014 and 2013.

Interest expense for the six-month period ended June 30, 2014 was $177,000, compared to $270,000 for the same period in 2013.  Primarily lower average borrowings and to a lesser extent lower applicable loan margins that are added to both our LIBOR and Base Rate, as defined in the Credit Agreement, contributed to the reduction in our interest expense. The average balance of our short-term borrowings during the first six months of 2014 was $1,309,000, compared to $7,986,000, during the same period in 2013. Included in our interest expense is amortization expense of debt financing costs of $43,000, in both six-month periods ended June 30, 2014 and 2013.

Income Taxes

At the end of each interim reporting period, we estimate the effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision on a year-to-date basis and may change in subsequent interim periods. Our effective tax rate for the three and six-months ended June 30, 2014 were 40.4% and 38.4%, respectively, compared to 37.7% and 37.6%, respectively, for the three and six-month periods ended June 30, 2013. The effective tax rate for all periods differed from the U.S. federal statutory rate of 34% primarily due to state taxes and nondeductible expenses.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, August 12, 2014, at 11:00 A.M., Eastern Time, to discuss its second quarter of 2014 results. Investors and other interested parties can listen to the call by dialing 866-885-0439, or via a live web cast accessible at www.800rollcall.com/webpresenter/. To listen to the web cast, please register at the site at least 15 minutes prior to the call by entering a participant code, 8741394. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about August 14, 2014.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2014 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)	June 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Cash	$10,909	$413
Accounts receivable - net	9,995	8,739
Inventories - net	20,957	22,974
Deferred income taxes - net	1,168	1,168
Prepaid expenses and other current assets	755	829
Total current assets	43,784	34,123

Net property and equipment	9,935	10,229
Goodwill	5,150	5,150
Other intangible assets - net	1,386	1,502
Deferred Income taxes – net	982	1,594
Other assets – net	571	643
Total assets	$61,808	$53,241

Liabilities and Shareholders’ Equity
Short-term borrowings	$8,419	$360
Accounts payable	2,356	3,006
Other accrued liabilities	3,014	3,520
Current maturities of long-term debt	460	460
Total current liabilities	14,249	7,346

Long-term debt, less current maturities	6,673	6,903
Other liabilities	254	262

Total liabilities	21,176	14,511

Total shareholders' equity	40,632	38,730

Total liabilities and shareholders' equity	$61,808	$53,241

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30,		Six months ended June 30,
(In Thousand $)	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$18,268	$19,476	$34,200	$40,185
Cost of sales	11,665	12,374	21,562	25,349
Gross profit	6,603	7,102	12,638	14,836
Selling, general and admin expenses	5,556	5,559	10,783	12,169
Operating income	1,047	1,543	1,855	2,667
Interest expense	88	139	177	270
Income before income taxes	959	1,404	1,678	2,397
Income tax expense	387	529	644	901
Net income	$572	$875	$1,034	$1,496

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